CONTACT:
Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA RECEIVES PATENT ON SECOND PROSTATE-TARGETING ONCOLOGY DRUG

SAN ANTONIO, Texas, March 17, 2011 – GenSpera, Inc. (OTC.BB: GNSZ) announced that its patent application, entitled “Activation of Peptide Prodrugs by HK2,” has been issued by the United States Patent and Trademark Office (USPTO) as US Patent 7,906,477.  The patent covers the composition of Ac-GKAFRR-L12ADT, a prodrug that is cleaved specifically by HK2, an enzyme secreted by prostate cancer cells, to deliver a potent thapsigargin derivative selectively to prostate cancers. Thapsigargin is the active ingredient in the GenSpera prodrug platform. Ac-GKAFRR-L12ADT is GenSpera’s second drug that specifically targets prostate cancer.

“The issuance of this patent further strengthens our intellectual property position for Ac-GKAFRR-L12ADT and affords recognition of its novel utility in prostate cancer,” commented Craig Dionne, Ph.D., GenSpera CEO and President. “This exciting drug is positioned in our development pipeline behind G-202 for all solid tumors, and G-115 for prostate cancer. It is important that we continue to expand and defend our thapsigargin prodrug research and development into areas of high unmet medical needs and commercial opportunities.”

The described invention features a prodrug that is selectively activated within prostate tumors by an enzyme, Human Kallikrein-2 (HK2), found within prostate tissue and prostate cancer tumors.  In preclinical testing, this drug was shown to dramatically inhibit the growth of tumors in animal models of human prostate cancer. GenSpera, Inc. owns and controls all rights to Ac-GKAFRR-L12ADT and anticipates a strategic partnership to maximize the value of the drug as it progresses through future clinical trials.

About GenSpera

GenSpera, Inc., is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a potent, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells.  GenSpera’s prodrug platform is the subject of nine issued patents, with four additional patents pending.

GenSpera is conducting a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University, the University of Wisconsin and the Cancer Therapy and Research Center in San Antonio.  The Company anticipates completion of its Phase I trial in Q2 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s pipeline of drugs also includes G-115 and Ac-GKAFRR-L12ADT that both directly target prostate cancer.

GenSpera, Inc. owns and controls all rights to G-202, G-115, and Ac-GKAFRR-L12ADT and anticipates a strategic partnership to maximize the value of these drugs as they progress through future clinical trials.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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